Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
October 19, 2011	Brendan J. McGill
Executive Vice President COO/ CFO
(215-256-8828)
Harleysville Savings Financial Corporation Announces Increased Earnings for the Fiscal
Year Ended September 30, 2011 and the Declaration of Regular Cash Dividend.
Harleysville, PA., October 19, 2011 — Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company’s Board of Directors declared a regular quarterly cash dividend of $.19 per share on the Company’s common stock. The cash dividend will be payable on November 23, 2011 to stockholders of record on November 9, 2011.
Net income for the twelve months ended September 30, 2011 amounted to $5,395,000 or $1.44 per diluted share compared to $5,008,000 or $1.36 per diluted share for the twelve months ended September 30, 2010.
Net income for the fourth quarter of fiscal year 2011 amounted to $1,097,000 or $.29 per diluted share compared to $1,320,000 or $.35 per diluted share for the fourth quarter of fiscal year 2010.
Ron Geib, President and Chief Executive Officer of the Company, stated, “Given the persistent soft economic conditions of the national and regional economies, we are pleased with the financial results of the past year and how the balance sheet has been strengthened to allow us to deliver consistent ongoing returns for our shareholders. The financial results include:
•	Record year of earnings
•	Continued payment of the cash dividend
•	Loan growth while maintaining the level of high credit quality loans
•	Higher level of loan loss reserve

•	Increase in transaction accounts
•	Improvement in the efficiency ratio
•	Increase in capital levels
•	Improvement in the interest rate spread
In addition, we have a dedicated team of employees who are committed to our culture and to taking care of our customers. We look forward to the year ahead and will continue to honor the safe and conservative principles that have served us well over the years.”
The Company’s assets totaled $835.7 million compared to $857.1 million a year ago. Stockholders’ book value increased to $15.19 per share from $14.47 a year ago.
Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank, headquartered in Harleysville, PA. Harleysville is located in Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.
This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of September 30, 2011

	Year-To-Date
	Twelve Months Ended:		Three Months Ended:
(Dollars in thousands except per share data)	Sept 30,	Sept 30,	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
(Unaudited)	2011	2010	2011	2011	2011	2010	2010
Selected Consolidated Earnings Data
Total interest income	$37,573	$40,018	$9,358	$9,494	$9,291	$9,430	$9,867
Total interest expense	19,034	21,747	4,559	4,736	4,764	4,975	5,163

Net Interest Income	18,539	18,271	4,799	4,758	4,527	4,455	4,704
Provision for loan losses	1,150	600	660	165	175	150	150

Net Interest Income after Provision for Loan Losses	17,389	17,671	4,139	4,593	4,352	4,305	4,554

Bank owned life insurance	1,548	512	141	1,163	121	123	147
Other income	1,438	1,475	393	356	311	378	372
Total other expenses	13,125	12,702	3,239	3,385	3,340	3,161	3,197

Income before income taxes	7,250	6,956	1,434	2,727	1,444	1,645	1,876
Income tax expense	1,855	1,948	337	739	350	429	556

Net Income	$5,395	$5,008	$1,097	$1,988	$1,094	$1,216	$1,320

Per Common Share Data
Basic earnings	$1.45	$1.37	$0.29	$0.53	$0.29	$0.33	$0.36
Diluted earnings	$1.44	$1.36	$0.29	$0.53	$0.29	$0.33	$0.35
Dividends	$0.76	$0.76	$0.19	$0.19	$0.19	$0.19	$0.19
Tangible book value	$15.19	$14.47	$15.19	$15.09	$14.74	$14.63	$14.47
Shares outstanding	3,758,751	3,687,409	3,758,751	3,747,920	3,731,574	3,704,940	3,687,409
Average shares outstanding — basic	3,726,599	3,658,300	3,752,394	3,737,439	3,723,236	3,693,373	3,678,492
Average shares outstanding — diluted	3,758,281	3,685,004	3,776,650	3,771,917	3,758,260	3,731,203	3,722,324

	Year-To-Date
(Dollars in thousands except per share data)	Twelve Months Ended:		Three Months Ended:
(Unaudited)	Sept 30,	Sept 30,	Sept 30,	Jun 31,	Mar 31,	Dec 31,	Sept 30,
Other Selected Consolidated Data	2011	2010	2011	2011	2011	2010	2010
Return on average assets	0.63%	0.59%	0.52%	0.93%	0.51%	0.57%	0.61%
Return on average equity	9.79%	9.73%	7.74%	14.26%	8.03%	9.08%	10.01%
Net interest rate spread	2.07%	2.04%	2.16%	2.11%	2.01%	1.98%	2.07%
Net yield on interest earning assets	2.23%	2.21%	2.34%	2.28%	2.17%	2.14%	2.24%
Operating expenses to average assets	1.54%	1.50%	1.53%	1.58%	1.56%	1.48%	1.48%
Efficiency ratio	61.45%	62.73%	60.72%	53.93%	67.36%	63.78%	61.22%
Ratio of non-performing loans to total assets at end of period	0.40%	0.30%	0.40%	0.38%	0.42%	0.39%	0.30%
Loan loss reserve to total loans, net	0.63%	0.48%	0.63%	0.51%	0.55%	0.51%	0.48%
Stockholders’ equity to assets	6.83%	6.22%	6.83%	6.59%	6.42%	6.33%	6.22%

	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
Selected Consolidated Financial Data	2011	2011	2011	2010	2010
Total assets	$835,713	$857,579	$856,478	$856,681	$857,140
Consumer Loans receivable	424,424	421,203	418,329	421,375	431,966
Commercial Loans receivable	97,373	90,916	85,646	86,051	80,631
Loan loss reserve	(3,311)	(2,652)	(2,795)	(2,639)	(2,504)
Total Loans receivable net	518,486	509,467	501,180	504,787	510,093
Cash & investment securities	122,306	150,978	161,878	176,274	166,063
Mortgage-backed securities	150,547	150,669	144,686	127,188	131,628
Total Investments	272,853	301,647	306,564	303,462	297,691
FHLB stock	13,110	13,800	14,526	15,291	16,096
Checking accounts	90,146	89,629	81,698	80,426	70,912
Savings accounts	138,805	137,474	138,228	134,671	139,818
Certificate of deposit accounts	295,450	303,999	311,346	316,550	317,370
Total Deposits	524,401	531,102	531,272	531,647	528,100
Advances	250,194	261,900	263,632	265,347	272,047
Total stockholders’ equity	57,082	56,551	55,009	54,205	53,351